Exhibit 99.1

Eagle Bulk Shipping Inc. Reports First Quarter 2021 Results

STAMFORD, CT, May 6, 2021 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (“Eagle Bulk”, “Eagle” or the “Company”), one of the world’s largest owner-operators within the Supramax / Ultramax drybulk segment, today reported financial results for the three months ended March 31, 2021.

Highlights for the Quarter:

•Revenues, net of $96.6 million
◦TCE Revenue (1) for the quarter equated to $60.3 million
◦Achieved TCE (1) of $15,124/day for the quarter, an increase of 50% year-on-year

•Realized a net income of $9.8 million, or $0.84 per basic and diluted share

•Adjusted EBITDA(1) of $31.5 million

•Closed on a secured short term revolving credit facility for $35.0 million

•Took delivery of three modern scrubber-fitted SDARI-64 Ultramax bulkcarriers

Subsequent Events:

•Looking ahead, fixed 71% of Q2 2021 available days at an average TCE of $20,100 as of May 4, 2021

•Upsized our term loan facility under the New Ultraco Debt Facility by $16.5 million which will be secured by three of our recent acquisitions

•We took delivery of M/V Sankaty Eagle on April 12, 2021

Gary Vogel, Eagle Bulk’s CEO, commented, “A recovering global economy backed by unprecedented stimulus has led to a surge in demand for commodities and significantly higher freight rates.

Given our fleet positioning and active management approach to trading ships, we were able to capitalize on the rising market during Q1, leading to our best TCE performance in over a decade.

The upward momentum driving our performance has accelerated, and as of today, our TCE for the second quarter is averaging over $20,000 with about 71% of available days fixed.

In tandem with rising freight rates, asset prices have moved significantly higher over the past few months, and the seven vessels we acquired between late November and February are up roughly 35% in value since purchase. Additionally, based on current rate dynamics, we believe there may be considerable further upside to secondhand values.”
Fleet Operating Data

	Three Months Ended
	March 31, 2021	March 31, 2020
Ownership Days	4,199	4,550
Chartered in Days	658	604
Available Days	4,648	4,871
Operating Days	4,622	4,831
Fleet Utilization (%)	99.4%	99.2%

1 These are non-GAAP financial measures. A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release. An explanation of these measures and how they are calculated are also included below under the heading "Supplemental Information - Non-GAAP Financial Measures".

Fleet Development

Vessels delivered into the fleet in the first quarter of 2021

•Oslo Eagle, an Ultramax (64k DWT / 2015-built)
•Helsinki Eagle, an Ultramax (64k DWT / 2015-built)
•Stockholm Eagle, an Ultramax (63k DWT / 2016-built)

Vessels expected to be delivered in the second quarter of 2021

•Rotterdam Eagle, an Ultramax (64K DWT / 2017-built)
•Sankaty Eagle, a Supramax (58K DWT / 2011-built) - Delivered on April 12, 2021
•Montauk Eagle, a Supramax (58K DWT / 2011-built)
•Newport Eagle, a Supramax (58K DWT / 2011-built)

Effective as of September 15, 2020, the Company completed a 1-for-7 reverse stock split (the “Reverse Stock Split”) of the Company's issued and outstanding shares of common stock, par value $0.01 per share, as previously approved by our Board of Directors (the "Board of Directors") and our shareholders. Proportional adjustments were made to the Company’s issued and outstanding common stock and to the exercise price and the number of shares issuable upon exercise of all of the Company’s outstanding warrants, the exercise price and number of shares issuable upon exercise of the options outstanding under the Company’s equity incentive plans, and the number of shares subject to restricted stock awards under the Company’s equity incentive plans. All references to common stock and all per share data relating to periods prior to the Reverse Stock Split that are contained in this press release for the three months ended March 31, 2021 have been retrospectively adjusted to reflect the Reverse Stock Split unless explicitly stated otherwise.

Results of Operations for the three months ended March 31, 2021 and 2020

For the three months ended March 31, 2021, the Company reported a net income of $9.8 million, or basic and diluted income of $0.84 per share. In the comparable quarter of 2020, the Company reported a net loss of $3.5 million, or basic and diluted loss of $0.34 per share.

Revenues, net

Net time and voyage charter revenues for the three months ended March 31, 2021 were $96.6 million compared with $74.4 million recorded in the comparable quarter in 2020. The increase in revenues was primarily attributable to higher charter rates as a result of the market recovery with increase in demand for drybulk products offset by a decrease in available days due to the sale of five vessels in the second half of 2020, which was partially offset by the acquisition of three Ultramax vessels in the first quarter of 2021.

Voyage expenses

Voyage expenses for the three months ended March 31, 2021 and 2020 were $26.6 million and $26.6 million, respectively.

Vessel operating expenses

    Vessel operating expenses for the three months ended March 31, 2021 were $21.5 million compared to $23.7 million in the comparable quarter in 2020. The decrease in vessel operating expenses was primarily attributable to a decrease in ownership days after the sale of five Supramax vessels in the second half of 2020, offset by the acquisition of three Ultramax vessels in the first quarter of 2021. The ownership days for the three months ended March 31, 2021 and 2020 were 4,199 and 4,550, respectively.

Average daily vessel operating expenses excluding certain one-time, non-recurring expenses related to vessel acquisitions and sales for the three months ended March 31, 2021 was $4,894 as compared to $5,209 for the three months ended March 31, 2020. Additionally, we continue to face higher operating expenses as a result of the COVID-19 crisis in the form of higher hotel and transportation costs related to crew changes.

Charter hire expenses

    Charter hire expenses for the three months ended March 31, 2021 were $8.5 million compared to $6.0 million in the comparable quarter in 2020. The increase in charter hire expenses was principally due to an increase in chartered-in days and an increase in charter hire rates due to improvement in the charter hire market. The total chartered-in days for the three months ended March 31, 2021 were 658 compared to 604 for the comparable quarter in the prior year. The Company currently charters in three Ultramax vessels on a long term basis with remaining lease terms of less than one year.

Depreciation and amortization

Depreciation and amortization expense for the three months ended March 31, 2021 and 2020 was $12.5 million and $12.5 million, respectively. Total depreciation and amortization expense for the three months ended March 31, 2021 includes $10.5 million of vessel and other fixed asset depreciation and $2.0 million relating to the amortization of deferred drydocking costs. Comparable amounts for the three months ended March 31, 2020 were $10.6 million of vessel and other fixed asset depreciation and $1.9 million of amortization of deferred drydocking costs.

General and administrative expenses

General and administrative expenses for the three months ended March 31, 2021 and 2020 were $7.7 million and $8.0 million, respectively. General and administrative expenses included stock-based compensation of $0.9 million and $0.8 million for the three months ended March 31, 2021 and 2020, respectively. The decrease in general and administrative expenses was mainly attributable to decreases in corporate travel and office expenses due to COVID-19.

Other operating expense

In March 2021, the U.S. government began investigating an allegation that one of our vessels may have improperly disposed of ballast water that entered the engine room bilges during a repair. The Company posted a surety bond as security for any fines and penalties. The Company incurred $1.0 million in expenses relating to the incident, which include legal fees, surety bond expenses, vessel offhire, crew changes and travel costs.

Interest expense

Interest expense for the three months ended March 31, 2021 and 2020 was $8.3 million and $9.2 million, respectively. The decrease in interest expense is primarily due to a decrease in our outstanding debt under the Norwegian Bond Debt and a decrease in interest rates on the New Ultraco Debt Facility.

Liquidity and Capital Resources

	Three Months Ended
	March 31, 2021	March 31, 2020
Net cash provided by/(used in) operating activities (1)	$14,333,206	$(12,424,812)
Net cash used in investing activities (2)	(53,384,608)	(15,021,592)
Net cash provided by financing activities (3)	30,915,640	40,538,847
Net (decrease)/increase in cash, cash equivalents and restricted cash	(8,135,762)	13,092,443
Cash, cash equivalents and restricted cash at beginning of period	88,848,771	59,130,285
Cash, cash equivalents and restricted cash at end of period	$80,713,009	$72,222,728

(1) Net cash provided by operating activities for the three months ended March 31, 2021 was $14.3 million, compared with net cash used in operating activities of $12.4 million in the comparable period in 2020. The cash flows from operating activities increased as compared to the same period in the prior year primarily due to the increase in charter hire rates due to the economic recovery from COVID-19.

(2) Net cash used in investing activities for the three months ended March 31, 2021 was $53.4 million, compared to $15.0 million in the comparable period in the prior year. During the three months ended March 31, 2021, the Company purchased three Ultramax vessels for $47.7 million and paid $4.7 million as advances for the purchase of four additional vessels to be delivered in the second quarter of 2021. The Company paid $0.8 million for the purchase of ballast water treatment systems on our fleet. The Company also received insurance proceeds of $0.1 million for hull and machinery claims. Additionally, the Company paid $0.3 million towards vessel improvements.

(3) Net cash provided by financing activities for the three months ended March 31, 2021 was $30.9 million compared to $40.5 million in the comparable period in 2020. During the three months ended March 31, 2021, the Company received $55.0 million in proceeds from the revolver loan under the New Ultraco Debt Facility. The Company repaid $7.8 million of the New Ultraco Debt Facility and $15.0 million of the revolver loan under the Super Senior Facility. The Company paid $0.8 million to settle net share equity awards. Additionally, the Company paid $0.2 million to the lenders of the Holdco RCF Agreement and $0.3 million in financing costs relating to the equity offerings in December 2020.

    As of March 31, 2021, our cash and cash equivalents including restricted cash was $80.7 million compared to $88.8 million as of December 31, 2020.

    As of March 31, 2021, the Company's outstanding debt excluding debt discount and debt issuance costs consisted of the $180.0 million Norwegian Bond, the $213.6 million under the New Ultraco Debt Facility, which includes $55.0 million of an outstanding revolver loan, and the $114.1 million Convertible Bond Debt.

In addition, as of March 31, 2021, we had $39.0 million in undrawn revolver facilities available under the Super Senior Facility and the Holdco RCF Credit Agreement.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels, which are expected to enhance the revenue earning capabilities and safety of the vessels.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years for vessels older than 15 years and five years for vessels younger than 15 years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

    Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. In the three months ended March 31, 2021, four of our vessels completed drydock and we incurred drydocking expenditures of $4.8 million. In the three months ended March 31, 2020, three of our vessels completed drydock and we incurred drydocking expenditures of $5.2 million.

The following table represents certain information about the estimated costs for anticipated vessel drydockings, BWTS, and scrubber installations in the next four quarters, along with the anticipated off-hire days:

		Projected Costs (1) (in millions)
Quarter Ending	Off-hire Days(2)	BWTS	Drydocks	Vessel Upgrades(3)
June 30, 2021	173	$2.6	$1.3	$0.2
September 30, 2021	250	2.9	7.4	1.2
December 31, 2021	182	1.9	4.4	1.0
March 31, 2022	131	1.4	1.4	0.4

(1) Actual costs will vary based on various factors, including where the drydockings are actually performed.
(2) Actual duration of off-hire days will vary based on the age and condition of the vessel, yard schedules and other factors.
(3) Vessel upgrades represents capex relating to items such as high-spec low friction hull paint which improves fuel efficiency and reduces fuel costs, NeoPanama Canal chock fittings enabling vessels to carry additional cargo through the new Panama Canal locks, as well as other retrofitted fuel-saving devices. Vessel upgrades are discretionary in nature and evaluated on a business case-by-case basis.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected condensed consolidated financial and other data for the periods indicated below.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2021	March 31, 2020
Revenues, net	$96,572,168	$74,378,319

Voyage expenses	26,614,919	26,564,358
Vessel operating expenses	21,518,439	23,700,109
Charter hire expenses	8,480,220	6,040,939
Depreciation and amortization	12,506,386	12,466,483
General and administrative expenses	7,698,210	7,961,072
Other operating expense	961,116	—
Total operating expenses	77,779,290	76,732,961
Operating income/(loss)	18,792,878	(2,354,642)
Interest expense	8,251,421	9,191,815
Interest income	(17,769)	(156,857)
Realized and unrealized loss/(gain) on derivative instruments, net	709,916	(7,861,841)
Total other expense, net	8,943,568	1,173,117
Net income/(loss)	$9,849,310	$(3,527,759)

Weighted average shares outstanding*:
Basic*	11,729,492	10,267,022
Diluted*	11,744,568	10,267,022

Per share amounts*:
Basic income/(loss)*	$0.84	$(0.34)
Diluted income/(loss)*	$0.84	$(0.34)

*Adjusted to give effect for the 1-for-7 Reverse Stock Split that became effective as of September 15, 2020.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
ASSETS:
Current assets:
Cash and cash equivalents	$76,191,832	$69,927,594
Restricted cash - current	4,446,177	18,846,177
Accounts receivable, net of a reserve of $2,121,121 and $2,357,191, respectively	20,465,339	13,843,480
Prepaid expenses	3,491,076	3,182,815
Inventories	14,720,800	11,624,833
Other current assets	7,959,698	839,881
Total current assets	127,274,922	118,264,780
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $188,208,942 and $177,771,755, respectively	851,894,939	810,713,959
Advances for vessel purchases	4,720,000	3,250,000
Operating lease right-of-use assets	5,454,129	7,540,871
Other fixed assets, net of accumulated depreciation of $1,207,470 and $1,137,562, respectively	427,048	489,179
Restricted cash - noncurrent	75,000	75,000
Deferred drydock costs, net	26,975,526	24,153,776
Deferred financing costs	519,033	—
Fair value of derivatives asset - noncurrent	26,185	—
Advances for ballast water systems and other assets	3,273,076	2,639,491
Total noncurrent assets	893,364,936	848,862,276
Total assets	$1,020,639,858	$967,127,056
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17,041,784	$10,589,970
Accrued interest	6,839,690	4,690,135
Other accrued liabilities	12,174,886	11,747,064
Fair value of derivatives - current	1,328,846	481,791
Current portion of operating lease liabilities	5,415,378	7,615,371
Unearned charter hire revenue	10,142,696	8,072,295
Current portion of long-term debt	39,244,297	39,244,297
Total current liabilities	92,187,577	82,440,923
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	169,640,129	169,290,230
Super Senior Facility, net of debt issuance costs	—	14,896,357
New Ultraco Debt Facility, net of debt issuance costs	124,522,090	132,083,949
Revolver loan under the New Ultraco Debt Facility	55,000,000	—
Convertible Bond Debt, net of debt discount and debt issuance costs	97,685,545	96,660,485
Fair value of derivatives - noncurrent	131,383	650,607
Operating lease liabilities	577,200	686,422
Total noncurrent liabilities	447,556,347	414,268,050

Total liabilities	539,743,924	496,708,973
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued as of March 31, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized, 11,732,943 and 11,661,797 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	117,329	116,618
Additional paid-in capital	943,599,631	943,571,685
Accumulated deficit	(462,288,512)	(472,137,822)
Accumulated other comprehensive loss	(532,514)	(1,132,398)
Total stockholders' equity	480,895,934	470,418,083
Total liabilities and stockholders' equity	$1,020,639,858	$967,127,056

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31, 2021	March 31, 2020
Cash flows from operating activities:
Net income/(loss)	$9,849,310	$(3,527,759)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Depreciation	10,507,095	10,566,534
Amortization of operating lease right-of-use assets	3,079,700	3,225,018
Amortization of deferred drydocking costs	1,999,291	1,899,949
Amortization of debt discount and debt issuance costs	1,628,784	1,503,866
Net unrealized gain on fair value of derivatives	(503,235)	(7,157,801)
Stock-based compensation expense	871,943	836,200
Drydocking expenditures	(4,821,041)	(5,176,872)
Changes in operating assets and liabilities:
Accounts payable	6,488,396	(3,427,047)
Accounts receivable	(6,696,859)	(2,020,325)
Accrued interest	2,149,555	2,476,203
Inventories	(3,095,967)	463,444
Operating lease liabilities current and noncurrent	(3,302,173)	(3,390,466)
Fair value of derivatives asset, other current and noncurrent assets	(5,742,704)	(4,092,628)
Other accrued liabilities	158,971	(3,755,411)
Prepaid expenses	(308,261)	612,182
Unearned charter hire revenue	2,070,401	(1,459,899)
Net cash provided by/(used in) operating activities	14,333,206	(12,424,812)

Cash flows from investing activities:
Purchase of vessels and vessel improvements	(47,976,865)	(466,556)
Advances for vessel purchases	(4,720,000)	—
Purchase of scrubbers and ballast water systems	(754,966)	(18,087,278)
Proceeds from hull and machinery insurance claims	75,000	3,569,901
Purchase of other fixed assets	(7,777)	(37,659)
Net cash used in investing activities	(53,384,608)	(15,021,592)

Cash flows from financing activities:
Repayment of term loan under New Ultraco Debt Facility	(7,811,074)	(5,813,671)
Repayment of revolver loan under Super Senior Facility	(15,000,000)	—
Proceeds from revolver loan under New Ultraco Debt Facility	55,000,000	45,000,000
Proceeds from revolver loan under Super Senior Facility	—	2,500,000
Cash used to settle net share equity awards	(811,456)	(1,161,301)
Equity offerings issuance costs	(291,830)	—
Financing costs paid to lenders	(170,000)	—
Other financing costs	—	13,819
Net cash provided by financing activities	30,915,640	40,538,847

Net increase in Cash, cash equivalents and Restricted cash	(8,135,762)	13,092,443
Cash, cash equivalents and restricted cash at beginning of period	88,848,771	59,130,285
Cash, cash equivalents and restricted cash at end of period	$80,713,009	$72,222,728

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for interest	$4,319,726	$5,211,746
Accruals for vessel purchases and vessel improvements included in Other accrued liabilities	$244,026	$—
Accruals for scrubbers and ballast water treatment systems included in Accounts payable and Other accrued liabilities	$3,152,936	$8,669,169
Accruals for debt issuance costs included in Other accrued liabilities	$250,000	$—

Supplemental Information - Non-GAAP Financial Measures

    This release includes various financial measures that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (SEC). We believe these measures provide important supplemental information to investors to use in evaluating ongoing operating results. We use these measures, together with GAAP measures, for internal managerial purposes and as a means to evaluate period-to-period comparisons. However, we do not, and you should not, rely on non-GAAP financial measures alone as measures of our performance. We believe that non-GAAP financial measures reflect an additional way of viewing aspects of our operations that when taken together with GAAP results and the reconciliations to corresponding GAAP financial measures that we also provide in our press releases provide a more complete understanding of factors and trends affecting our business. We strongly encourage you to review all of our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

    Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We define EBITDA as net income under GAAP adjusted for interest, income taxes, depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net income/(loss), operating income/(loss), cash flows provided by/(used in) by operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.  Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, operating lease impairment, (gain)/loss on sale of vessels, loss on debt extinguishment and stock-based compensation expense that the Company believes are not indicative of the ongoing performance of its core operations. The following table presents a reconciliation of our net income/(loss) to EBITDA and Adjusted EBITDA.

Reconciliation of GAAP Net income/(loss) to EBITDA and Adjusted EBITDA

	Three Months Ended
	March 31, 2021	March 31, 2020
Net income/(loss)	$9,849,310	$(3,527,759)
Adjustments to reconcile net loss to EBITDA:
Interest expense	8,251,421	9,191,815
Interest income	(17,769)	(156,857)
Income taxes	—	—
EBIT	18,082,962	5,507,199
Depreciation and amortization	12,506,386	12,466,483
EBITDA	30,589,348	17,973,682
Non-cash, one-time and other adjustments to EBITDA(1)	871,943	836,200
Adjusted EBITDA	$31,461,291	$18,809,882

(1) One-time and other adjustments to EBITDA for the three months ended March 31, 2021 and 2020 includes stock-based compensation.

TCE revenue and TCE
    Time charter equivalent ("TCE") is a non-GAAP financial measure that is commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE as shipping revenues less voyage expenses and charter hire expenses, adjusted for the impact of one legacy time charter and realized gains/(losses) on FFAs and bunker swaps, divided by the number of owned available days. TCE provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The Company's calculation of TCE may not be comparable to that reported by other companies. The Company calculates relative performance by comparing TCE against the Baltic Supramax Index ("BSI") adjusted for commissions and fleet makeup. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

The following table presents the reconciliation of revenues, net to TCE:

Reconciliation of Revenues, net to TCE

	Three Months Ended
	March 31, 2021	March 31, 2020
Revenues, net	$96,572,168	$74,378,319
Less:
Voyage expenses	$(26,614,919)	$(26,564,358)
Charter hire expenses	$(8,480,220)	$(6,040,939)
Reversal of one legacy time charter	$82,821	$462,636
Realized (loss)/gain on FFAs and bunker swaps	$(1,213,151)	$755,969
TCE revenue	$60,346,699	$42,991,627

Owned available days	$3,990	$4,267
TCE	$15,124	$10,075

Glossary of Terms:

Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we recorded during a period.

Chartered-in under operating lease days: We define chartered-in under operating lease days as the aggregate number of days in a period during which we chartered-in vessels. Periodically, the Company charters in vessels on a single trip basis.

Available days: We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys and other reasons which prevent the vessel from performing under the relevant charter party such as surveys, medical events, stowaway disembarkation, etc. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

Definitions of capitalized terms related to our Indebtedness

Norwegian Bond Debt: Norwegian Bond Debt refers to the Senior Secured Bonds issued by Eagle Bulk Shipco LLC, a wholly-owned subsidiary of the Company ("Shipco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Shipco, as guarantors ("Shipco Vessels"), on November 28, 2017 for $200.0 million, pursuant to those certain Bond Terms, dated as of November 22, 2017, by and between Shipco, as issuer, and Nordic Trustee AS, a company existing under the laws of Norway (the “Bond Trustee”). The bonds, currently at $180.0 million, are secured by 20 vessels and restricted cash.

New Ultraco Debt Facility: New Ultraco Debt Facility refers to senior secured credit facility for $208.4 million entered into by Ultraco Shipping LLC ("Ultraco"), a wholly-owned subsidiary of the Company, as the borrower (the "New Ultraco Debt Facility"), with the Company and certain of its indirectly vessel-owning subsidiaries, as guarantors (the “Guarantors”), the lenders party thereto, the swap banks party thereto, ABN AMRO Capital USA LLC ("ABN AMRO"), Credit Agricole Corporate and Investment Bank, Skandinaviska Enskilda Banken AB (PUBL) and DNB Markets Inc., as mandated lead arrangers and bookrunners, and ABN AMRO, as arranger, security trustee and facility agent. The New Ultraco Debt Facility provides for an aggregate principal amount of $208.4 million, which consists of (i) a term loan facility of $153.4 million and (ii) a revolving credit facility of $55.0 million. As of March 31, 2021, $55.0 million of the revolving credit facility drawn. The New Ultraco Debt Facility is secured by 26 vessels.

Convertible Bond Debt: Convertible Bond Debt refers to net proceeds of approximately $112.5 million that the Company received on July 29, 2019 from its issuance of 5.0% Convertible Senior Notes due 2024.

Super Senior Facility: Super Senior Facility refers to the credit facility for $15.0 million, by and among Shipco as borrower, and ABN AMRO Capital USA LLC, as original lender, mandated lead arranger and agent. As of March 31, 2021, $15.0 million of the revolving credit facility remains undrawn.

Holdco RCF Credit Agreement: Holdco RCF Credit Agreement refers to the senior secured revolving credit facility for $35.0 million, by and among Eagle Bulk Holdco LLC ("Holdco"), a wholly-owned subsidiary of the Company, as borrower, and Crédit Agricole Corporate and Investment Bank, as lender, facility agent, security trustee and mandated lead arranger with Nordea Bank ABP, New York Branch. The Holdco RCF Credit Agreement is secured by two vessels already owned by the Company and one Ultramax vessel to be delivered to the Company in the second quarter of 2021. As of March 31, 2021, $35.0 million of the revolving credit facility remains undrawn.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:00 a.m. ET on Friday, May 7, 2021, to discuss the first quarter results.

To participate in the teleconference, investors and analysts are invited to call 1 844-282-4411 in the U.S., or 1 512-900-2336 outside of the U.S., and reference participant code 1772565. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:00 AM ET on May 7, 2021 until 11:00 AM ET on May 17, 2021. To access the replay, call +1 855-859-2056 in the U.S., or +1 404-537-3406 outside of the U.S., and reference passcode 1772565.

 About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. (“Eagle” or the “Company”) is a U.S. based fully integrated shipowner-operator providing global transportation solutions to a diverse group of customers including miners, producers, traders, and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Copenhagen, Denmark, Eagle focuses exclusively on the versatile mid-size drybulk vessel segment and owns one of the largest fleets of Supramax/Ultramax vessels in the world. The Company performs all management services in-house (including: strategic, commercial, operational, technical, and administrative) and employs an active management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk-managed basis. For further information, please visit our website: www.eagleships.com.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes as a result of COVID-19, including the availability and effectiveness of vaccines on a widespread basis and the impact of any mutations of the virus, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

CONTACT

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media:
Rose and Company
Tel. +1 212-359-2228
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Source: Eagle Bulk Shipping Inc.